Exhibit 99.1

Velodyne Lidar Reports Second Quarter 2021 Financial Results

•34 total active multi-year agreements as of August 1, 2021
•Reaffirmed full year 2021 revenue guidance of between $77 and $94 million
•Second quarter 2021 revenue of $13.6 million
•More than 3,800 sensor units shipped
•    Pipeline of 213 projects at August 1, 2021
•    $353.6 million of cash and short-term investments on the balance sheet at June 30, 2021

SAN JOSE – August 5, 2021 – Velodyne Lidar, Inc. (NASDAQ: VLDR, VLDRW), the leading lidar company, known worldwide for its broad portfolio of breakthrough lidar technologies, today announced financial results for its second quarter ended June 30, 2021.

Business and Financial Metrics

•    Units: Velodyne shipped a market leading more than 3,800 sensor units in the second quarter of 2021. The company shipped 72% of its sensors to customers as spot-buys and 28% of its sensors to customers under multi-year agreements. The company also continued its leadership position in solid state sensor sales with more than 250 sensors sold.

•    Agreements: 34 total active multi-year agreements as of August 1, 2021, already achieving the company’s stated goal for the full year 2021.

•    Pipeline Strength: Velodyne’s multi-year agreement pipeline of projects grew to 213 at August 1, 2021.

•    Second quarter 2021 revenue of $13.6 million.

•    Reaffirmed full year 2021 revenue guidance of between $77 and $94 million.

•    $353.6 million of cash and short-term investments on the balance sheet at June 30, 2021.

Drew Hamer, CFO of Velodyne Lidar, commented, “The use of lidar today in our served markets and emerging target markets continues to gain momentum. We are executing against this trend by closing deals with customers across a variety of markets, as evidenced by our growing product pipeline and our success meeting our full year 2021 goal of 34 multiyear agreements already by August 1st. We expect to continue this momentum with four additional multiyear agreements by year end.

“We continue to advance our industry leading technology as well. On the hardware side, in June we launched the next generation of our Velabit sensor, demonstrating our ability to meet market demands by addressing the cost, safety, and design challenges of autonomous solutions while delivering state-of-the-art performance. On the software side, on July 29th we unveiled a new software development kit which allows customers to utilize the advanced capabilities of our Vella lidar perception software in their autonomous solutions. Velodyne is the only lidar company currently manufacturing an off-the-shelf, full software and hardware solution that can be put into vehicles and infrastructure. As a result, we are the only lidar company providing a full circle of safety and autonomy as we continue our mission to democratize lidar-based safety and autonomy.”

Since the company’s earnings call in May, Velodyne announced multiple key business developments and operational developments which affirm the company’s ongoing success and support its long-term outlook:

•    Customer Wins

o    ANYbotics is equipping its autonomous mobile robots with Velodyne’s Puck™ sensors. ANYbotics robots provide industrial operators with an automated robotic inspection solution to support efforts in monitoring and maintaining their facilities.

o    A large company in China will use Velodyne’s current and next generation rotational lidar sensors to support their logistics with precise, reliable navigation for real-time autonomous vehicle operations.

o    A leading defense and security company signed a five-year sales agreement for Velodyne’s sensors that will be used to provide mapping and autonomy capabilities.

o    Seabed B.V., which specializes in high quality equipment for offshore surveying and dredging, selected Puck sensors for its lidar mobile mapping system that supports marine environment protection and sustainability.

•    Technology

o    Introduced the next generation of its Velabit™ sensor, which addresses the cost, safety, and design challenges of autonomous solutions while delivering state-of-the-art performance.

o    Launched a new software development kit, the Vella Development Kit (VDK) which allows customers to utilize the advanced capabilities of Velodyne’s Vella lidar perception software in their autonomous solutions.

o    Joined the NVIDIA Metropolis program for Velodyne’s Intelligent Infrastructure Solution for traffic monitoring and analytics.

•    Corporate

o    Created an Office of the Chief Executive (OCE), comprising several members of Velodyne’s senior leadership team: Jim Barnhart, Chief Operating Officer; Drew Hamer, Chief Financial Officer; Kathy McBeath, Chief People Officer; and Sinclair Vass, Chief Commercial Officer. With support from the Board of Directors, the members of the OCE will continue to execute the Company’s growth strategy developed by the former CEO, Dr. Anand Gopalan, and the executive team as the Board conducts a comprehensive search to identify a successor for Dr. Gopalan.

o    Launched its new India Design Center in Bangalore. The center furthers Velodyne’s growth strategy to drive continuous innovation in lidar sensor and software solutions that transform lives by advancing safe mobility and smart communities in global markets.

Financial Highlights

•Second Quarter Revenue: Total revenue of $13.6 million compared to $17.7 million in the first quarter of 2021. Product revenue was $12.0 million compared to $10.6 million in the first quarter of 2021. The overall product revenue was up due to renewed demand for lidar sensors. License and Services revenue of $1.6 million compared to $7.1 million in the first quarter of 2021, which included a $5.5 million licensing fee.

•Second Quarter Gross Profit: GAAP gross loss was $5.8 million and non-GAAP gross loss was $5.3 million, compared to a first quarter 2021 GAAP gross profit of $1.9 million and non-GAAP gross profit of $2.7 million. GAAP gross profit was reduced by $0.5 million of stock-based compensation expense, including employer taxes, compared to first quarter 2021 GAAP gross loss that included $0.8 million of stock-based compensation expense.

•    Second Quarter Operating Expenses: GAAP operating expenses of $84.8 million and non-GAAP operating expenses of $28.8 million included increased spending in research and development that is in response to the visibility provided by the company’s multi-year agreement pipeline. First quarter 2021 GAAP operating expenses were $42.5 million and non-GAAP operating expenses were $28.6 million. GAAP operating expenses included $53.6 million of stock-based compensation expense, including employer taxes, compared to first quarter 2021 GAAP operating expenses that included $13.3 million of stock-based compensation expense.

•    Second Quarter Net Loss and EPS: GAAP net loss was $80.7 million and non-GAAP net loss was $34.4 million. GAAP net loss per share was $0.42 and non-GAAP net loss per share was $0.18. This compared to a first quarter of 2021 GAAP net loss of $40.8 million and non-GAAP net loss of $26.1 million. First quarter of 2021 GAAP net loss per share was $0.22 and non-GAAP net loss per share was $0.14.

•    Shares Outstanding: EPS for the second quarter of 2021 is calculated using weighted average shares outstanding of 193.0 million. As of June 30, 2021, actual shares outstanding were 195.2 million.

•    Liquidity: Velodyne completed the quarter with $353.6 million in cash and short-term investments on its balance sheet.
•First Half Revenue: Total revenue for the first half of 2021 was $31.3 million, comprised of $22.6 million in product revenue and $8.8 million in license and service revenue. This compares to $45.4 million in the first half of 2020, of which $27.8 million was product revenue and $17.6 million was license and service revenue.

•First Half Net Loss: GAAP net loss for the first half of 2021 was $121.5 million and non-GAAP net loss was $60.5 million. This compares to a GAAP net loss of $33.1 million for the first half of 2020 and $35.9 million in non-GAAP net loss.

A reconciliation between historical GAAP and non-GAAP information is provided in the tables below.

Business Outlook and 2021 Guidance

As of the end of the second quarter, Velodyne estimates that it could have the opportunity for over $1.0 billion of revenue from signed and awarded projects through 2025. The company has recently signed new ADAS multiyear agreements, which are expected to begin to ramp starting in 2026. The company estimates a pipeline of projects that are not yet signed and awarded of $4.5 billion through 2025. In addition, Velodyne continues to invest in scalable lidar architectures, advanced manufacturing technology and software solutions. This underpins the company’s long-term expectations of non-GAAP gross margin percentage ranging in the mid to high 50s and Adjusted EBITDA margin of more than 20%.

Having already met its prior target of 34 multiyear agreements for the full year 2021, the company has raised its goal and now anticipates signing four more multiyear agreements to bring its total to 38 multiyear agreements by December 31, 2021.

For the full year of 2021,

•Revenue is expected to range between $77 and $94 million. Velodyne’s revenue comes from a global customer base, to whom the company is actively shipping product. In addition, the company is working towards securing a few large projects with significant non-recurring engineering (NRE) fees in the second half of 2021.

•Non-GAAP Gross margins are expected to range between 13% and 24%. This reflects fewer units sold to cover remaining fixed overhead costs of the company’s factory in San Jose offset by the benefit of higher

NRE revenues. On a GAAP basis, gross margins will include approximately $2 million of stock-based compensation expense.

•On a non-GAAP basis operating expenses are expected to range between $125 and $129 million. Based upon the visibility provided by the company’s multi-year agreement pipeline, Velodyne is increasing its spend in new product development by approximately 40% in 2021. General and administrative expenses are expected to increase by approximately 35% in 2021 due to increased public company and legal expenses. On a GAAP basis, operating expense will include approximately $87 million of stock-based compensation expense with $42 million in sales and marketing related to Velodyne’s 2020 merger with Graf Industrial and $8 million related to the recent departure of the company’s CEO.

•On a GAAP basis, income tax expense is anticipated to be approximately $800,000.
•Weighted average shares outstanding for the year are estimated to be 193.5 million.

Conference Call Information

Velodyne will host a conference call and live webcast for analysts and investors at 4:30 p.m. Eastern Time on August 5, 2021. Parties in the United States and Canada can access the call by 877-270-2148, using conference code 10158243. The webcast will be accessible on Velodyne’s investor relations website at https://investors.velodynelidar.com/. A telephonic replay of the conference call will be available through August 12, 2021. To access the replay, parties in the United States and Canada should call 877-344-7529 and enter conference code 10158243.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our financial outlook and market positioning. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan", "intend", "believe", "may", "will", "should", "can have", "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including: the impact on our operations and financial condition from the effects of the current COVID-19 pandemic both on Velodyne’s business and those of its customers and suppliers; Velodyne’s ability to execute its business plan; the timing of revenue from existing customers, including uncertainties related to the ability of Velodyne’s customers to commercialize their products and the ultimate market acceptance of these products; uncertainties related to Velodyne Lidar’s estimates of the size of the markets for its products and future revenue opportunities, including projects that are not yet signed or awarded; the rate and degree of market acceptance of Velodyne Lidar’s products; the success of other competing lidar and sensor-related products and services that exist or may become available; rising costs adversely affecting Velodyne’s profitability; uncertainties related to Velodyne Lidar’s current litigation and potential litigation involving Velodyne Lidar or the validity or enforceability of Velodyne Lidar’s intellectual property; Velodyne Lidar’s ability to partner with and rely on third party manufacturers; general economic and market conditions impacting demand for Velodyne Lidar’s products and services; and changes in applicable laws or regulations.
Given these factors, as well as other variables that may affect Velodyne Lidar’s operating results, you should not rely on forward-looking statements, assume that past financial performance will be a reliable indicator of future performance, or use historical trends to anticipate results or trends in future periods. The forward-looking statements included in this press release relate only to events as of the date hereof. Velodyne Lidar undertakes no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Non-GAAP Financial Measures

In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we believe the non‑GAAP measures of non-GAAP gross profit (loss), non-GAAP gross margin, non-GAAP operating expenses, non‑GAAP operating loss, non-GAAP net loss, non‑GAAP net loss per share, and Adjusted EBITDA are useful in evaluating our operating performance. Certain of these non-GAAP measures exclude stock-based compensation and related employer payroll taxes, litigation settlements, amortization of acquisition-related intangibles assets, restructuring, and discrete tax items. We believe that non‑GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance and assists in comparisons with other companies, some of which use similar non‑GAAP information to supplement their GAAP results. The non‑GAAP financial information is presented for supplemental informational purposes only, and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly‑titled non‑GAAP measures used by other companies. Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP financial measures are used in this press release. The impact of these items in future periods is uncertain and depends on various factors. Accordingly, a reconciliation for forward-looking non-GAAP operating income is not available without unreasonable effort.

About Velodyne Lidar, Inc.

Velodyne Lidar (Nasdaq: VLDR, VLDRW) ushered in a new era of autonomous technology with the invention of real-time surround view lidar sensors. Velodyne, the global leader in lidar, is known for its broad portfolio of breakthrough lidar technologies. Velodyne’s revolutionary sensor and software solutions provide flexibility, quality and performance to meet the needs of a wide range of industries, including autonomous vehicles, advanced driver assistance systems (ADAS), robotics, unmanned aerial vehicles (UAV), smart cities and security. Through continuous innovation, Velodyne strives to transform lives and communities by advancing safer mobility for all. For more information, visit www.velodynelidar.com.

Investor Contact:

Drew Hamer
Chief Financial Officer
InvestorRelations@velodyne.com

Media Contact:

Codeword
Liv Allen
velodyne@codeword.com

VELODYNE LIDAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$76,084	$204,648
Short-term investments	277,546	145,636
Accounts receivable, net	9,473	13,979
Inventories, net	16,675	18,132
Prepaid and other current assets	10,231	22,319
Total current assets	390,009	404,714
Property, plant and equipment, net	14,652	16,805
Goodwill	1,189	1,189
Intangible assets, net	434	627
Contract assets	10,378	8,440
Other assets	19,935	937
Total assets	$436,597	$432,712
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,940	$7,721
Accrued expense and other current liabilities	26,730	50,349
Contract liabilities	8,736	7,323
Total current liabilities	41,406	65,393
Long-term tax liabilities	570	569
Other long-term liabilities	30,378	25,927
Total liabilities	72,354	91,889
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	20	18
Additional paid-in capital	800,040	656,717
Accumulated other comprehensive loss	(216)	(230)
Accumulated deficit	(435,601)	(315,682)
Total stockholders’ equity	364,243	340,823
Total liabilities and stockholders’ equity	$436,597	$432,712

VELODYNE LIDAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenue:
Product	$11,970	$10,593	$11,427	$22,563	$27,849
License and services	1,626	7,133	16,959	8,759	17,568
Total revenue	13,596	17,726	28,386	31,322	45,417
Cost of revenue:
Product	19,210	15,629	14,419	34,839	29,545
License and services	170	179	81	349	384
Total cost of revenue	19,380	15,808	14,500	35,188	29,929
Gross profit (loss)	(5,784)	1,918	13,886	(3,866)	15,488
Operating expenses:
Research and development	17,009	18,378	14,591	35,387	29,118
Sales and marketing	47,176	7,075	3,373	54,251	8,672
General and administrative	20,583	17,036	5,630	37,619	16,363
Restructuring	—	—	(3)	—	1,043
Total operating expenses	84,768	42,489	23,591	127,257	55,196
Operating loss	(90,552)	(40,571)	(9,705)	(131,123)	(39,708)
Interest income	109	103	5	212	117
Interest expense	(41)	(36)	(32)	(77)	(38)
Other income (expense), net	10,136	(17)	22	10,119	(143)
Loss before income taxes	(80,348)	(40,521)	(9,710)	(120,869)	(39,772)
Provision for (benefit from) income taxes	339	296	17	635	(6,660)
Net loss	$(80,687)	$(40,817)	$(9,727)	$(121,504)	$(33,112)
Net loss per share:
Basic and diluted	$(0.42)	$(0.22)	$(0.07)	$(0.64)	$(0.24)
Weighted-average shares used in computing net loss per share:
Basic and diluted	193,002,807	189,222,807	139,863,194	191,123,251	138,887,585

VELODYNE LIDAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Cash flows from operating activities:
Net loss	$(80,687)	$(9,727)	$(121,504)	$(33,112)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	2,061	2,080	4,114	4,251
Reduction in carrying amount of ROU assets	746	—	1,533	—
Stock-based compensation	53,195	135	64,725	156
Provision for doubtful accounts	743	195	2,425	509
Gain from forgiveness of notes payable	(10,124)	—	(10,124)	—
Other	389	70	550	70
Changes in operating assets and liabilities:
Accounts receivable, net	3,254	(24,105)	2,082	(23,914)
Inventories, net	4,219	2,349	1,457	2,195
Prepaid and other current assets	1,810	7,615	3,512	2,939
Contract assets	—	(8,439)	(2,438)	(8,439)
Other assets	8	166	6	264
Accounts payable	2,176	(3,946)	(1,680)	645
Accrued expenses and other liabilities	(3,844)	(3,279)	(7,711)	(9,506)
Contract liabilities	(1,628)	17,629	264	11,397
Net cash used in operating activities	(27,682)	(19,257)	(62,789)	(52,545)
Cash flows from investing activities:
Purchase of property, plant and equipment	(1,178)	(894)	(1,779)	(1,723)
Proceeds from sales of short-term investments	—	—	2,000	—
Proceeds from maturities of short-term investments	48,943	—	55,943	2,200
Purchase of short-term investments	(98,444)	—	(190,376)	—
Investment in notes receivable	(750)	—	(750)	—
Net cash provided by (used in) investing activities	(51,429)	(894)	(134,962)	477
Cash flows from financing activities:
Proceeds from issuance of preferred stock, net of issuance costs	—	19,919	—	19,919
Payment of transaction costs related to Business Combination	1	—	(20,005)	—
Proceeds from warrant exercises	22	—	89,244	—
Tax withholding payment for vested equity awards	—	—	(37)	—
Cash paid for IPO costs	—	(537)	—	(1,196)
Proceeds from notes payable	—	10,000	—	10,000
Net cash provided by financing activities	23	29,382	69,202	28,723
Effect of exchange rate fluctuations on cash and cash equivalents	(33)	(7)	(15)	(30)
Net decrease in cash and cash equivalents	(79,121)	9,224	(128,564)	(23,375)
Beginning cash and cash equivalents	155,205	27,405	204,648	60,004
Ending cash and cash equivalents	$76,084	$36,629	$76,084	$36,629

VELODYNE LIDAR, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Gross profit (loss) on GAAP basis	$(5,784)	$1,918	$13,886	$(3,866)	$15,488
Gross margin on GAAP basis	(43)%	(30)%	82%	(30)%	34%
Stock-based compensation and related employer payroll taxes	451	811	—	1,262	—
Gross profit (loss) on non-GAAP basis	$(5,333)	$2,729	$13,886	$(2,604)	$15,488
Gross margin on non-GAAP basis	(39)%	15%	82%	(8)%	34%

Operating expenses on GAAP basis	$84,768	$42,489	$31,605	$127,257	$55,196
Stock-based compensation and related employer payroll taxes	(53,624)	(13,345)	(135)	(66,969)	(156)
Legal settlements	(2,245)	(450)	(18)	(2,695)	(2,480)
Amortization of acquisition-related intangible assets	(97)	(96)	(96)	(193)	(192)
Restructuring charges	—	—	3	—	(1,043)
Operating expenses on non-GAAP basis	$28,802	$28,598	$31,359	$57,400	$51,325

Operating loss on GAAP basis	$(90,552)	$(40,571)	$(9,705)	$(131,123)	$(39,708)
Stock-based compensation and related employer payroll taxes	54,075	14,156	135	68,231	156
Legal settlements	2,245	450	18	2,695	2,480
Amortization of acquisition-related intangible assets	97	96	96	193	192
Restructuring charges	—	—	(3)	—	1,043
Operating loss on non-GAAP basis	$(34,135)	$(25,869)	$(9,459)	$(60,004)	$(35,837)

Other income (expense), net	$10,136	$(17)	$(165)	$10,119	$(143)
Gain from forgiveness of notes payable	(10,124)	—	—	(10,124)	—
Other income (expense), net on non-GAAP basis	$12	$(17)	$(165)	$(5)	$(143)

Provision for (benefit from) income taxes on GAAP basis	$339	$296	$17	$635	$(6,660)
Non-GAAP tax reconciling adjustments	—	—	(7)	—	6,679
Provision for (benefit from) income taxes on non-GAAP basis	$339	$296	$10	$635	$19

Net loss on GAAP basis	$(80,687)	$(40,817)	$(9,727)	$(121,504)	$(33,112)
Stock-based compensation	54,075	14,156	135	68,231	156
Legal settlements	2,245	450	18	2,695	2,480
Amortization of acquisition-related intangible assets	97	96	96	193	192
Restructuring charges	—	—	(3)	—	1,043
Gain from forgiveness of notes payable	(10,124)	—	—	(10,124)	—
Non-GAAP tax reconciling adjustments	—	—	7	—	(6,679)
Net loss on non-GAAP basis	$(34,394)	$(26,115)	$(9,474)	$(60,509)	$(35,920)

Net loss per share on GAAP basis
Basic and diluted	$(0.42)	$(0.22)	$(0.07)	$(0.64)	$(0.24)
Weighted-average shares on GAAP basis
Basic and diluted	193,002,807	189,222,807	139,863,194	191,123,251	138,887,585

Net loss per share on non-GAAP basis
Basic and diluted	$(0.18)	$(0.14)	$(0.07)	$(0.32)	$(0.26)
Weighted-average shares on non-GAAP basis
Basic and diluted	193,002,807	189,222,807	139,863,194	191,123,251	138,887,585